Exhibit 10.5

Execution Version

SECURITY AGREEMENT

among

CURO GROUP HOLDINGS CORP.,

CERTAIN SUBSIDIARIES OF CURO GROUP HOLDINGS CORP.

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as COLLATERAL AGENT

Dated as of May 15, 2023

TABLE OF CONTENTS

Page

Article I SECURITY INTERESTS		2
1.1	Grant of Security Interests	2
1.2	Power of Attorney	4
Article II GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS		4
2.1	Necessary Filings	4
2.2	Rights in Collateral; No Liens	5
2.3	Other Financing Statements	5
2.4	Chief Executive Office; Principal Place of Business	5
2.5	Location of Inventory, Equipment and Other Collateral	5
2.6	Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Federal Employer Identification Number; Changes Thereto; etc.	5
2.7	Trade Names; Etc.	6
2.8	Certain Significant Transactions	6
2.9	Non-UCC Property	6
2.10	Real Property	7
2.11	Collateral in the Possession of a Bailee	7
2.12	As-Extracted Collateral; Timber-to-be-Cut	7
2.13	Recourse	7
Article III SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL		7
3.1	Additional Representations and Warranties	7
3.2	Maintenance of Records	8
3.3	Direction to Account Debtors; Contracting Parties; etc.	8
3.4	Modification of Terms; etc.	9
3.5	Collection	9
3.6	Instruments	9
3.7	Assignors Remain Liable Under Accounts	9
3.8	Assignors Remain Liable Under Contracts	10
3.9	Deposit Accounts; Etc.	10
3.10	Letter-of-Credit Rights	11
3.11	Commercial Tort Claims	11
3.12	Chattel Paper	12
3.13	Further Actions	12
3.14	Insurance	12
Article IV SPECIAL PROVISIONS CONCERNING TRADEMARKS		13
4.1	Additional Representations and Warranties	13
4.2	Licenses and Assignments	13
4.3	Infringements	13
4.4	Preservation of Marks	14

(i)

4.5	Maintenance of Registration	14
4.6	Future Registered Marks	14
4.7	Remedies	14
Article V SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS		15
5.1	Additional Representations and Warranties	15
5.2	Licenses and Assignments	15
5.3	Infringements	15
5.4	Maintenance of Patents or Copyrights	15
5.5	Prosecution of Patent or Copyright Applications	15
5.6	Other Patents and Copyrights	16
5.7	Remedies	16
Article VI PROVISIONS CONCERNING ALL COLLATERAL		16
6.1	Protection of Collateral Agent’s Security	16
6.2	Warehouse Receipts Non-Negotiable	16
6.3	Additional Information	17
6.4	Further Actions	17
6.5	Financing Statements	17
Article VII REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT		18
7.1	Remedies; Obtaining the Collateral Upon Default	18
7.2	Remedies; Disposition of the Collateral	19
7.3	Waiver of Claims	20
7.4	Application of Proceeds	21
7.5	Remedies Cumulative	21
7.6	Discontinuance of Proceedings	21
Article VIII INDEMNITY		22
8.1	Indemnity	22
8.2	Indemnity Obligations Secured by Collateral; Survival	22
Article IX DEFINITIONS		22
Article X MISCELLANEOUS		27
10.1	Notices	27
10.2	Waiver; Amendment	27
10.3	Obligations Absolute	28
10.4	Successors and Assigns	28
10.5	Headings Descriptive	28
10.6	GOVERNING LAW; WAIVER OF JURY TRIAL	28
10.7	Assignor’s Duties	28
10.8	Termination; Release	28
10.9	Counterparts	29
10.10	Severability	29
10.11	The Collateral Agent and the other Secured Parties	29
10.12	Additional Assignors	30
10.13	Intercreditor Agreement	30

(ii)

ANNEX A	Schedule of Chief Executive Offices Address(es); Principal Place of Business
ANNEX B	Schedule of Inventory and Equipment Locations
ANNEX C	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization), Jurisdiction of Organization, Location and Federal Employer Identification Numbers
ANNEX D	Schedule of Trade and Fictitious Names
ANNEX E	Description of Certain Significant Transactions Occurring Within Five Year Prior to the Date of the Security Agreement
ANNEX F	Schedule of Deposit Accounts and Securities Accounts
ANNEX G	Specified Excluded Accounts
ANNEX H	Schedule of Commercial Tort Claims
ANNEX I	Schedule of Marks and Applications
ANNEX J	Schedule of Patents
ANNEX K	Schedule of Copyrights
ANNEX L	Trademark Security Agreement
ANNEX M	Grant of Security Interest in United States Patents
ANNEX N	Grant of Security Interest in United States Copyrights
ANNEX O	Form of Security Agreement Joinder
ANNEX P	Letter-of-Credit Rights
ANNEX Q	Chattel Paper and Instruments
ANNEX R	Real Property
ANNEX S	Schedule of Insurance

(iii)

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of May 15, 2023, is made by each of the undersigned assignors (each, an “Assignor” and, together with any other entity that becomes an assignor hereunder pursuant to Section 10.12 hereof, the “Assignors”) in favor of U.S. Bank Trust Company, National Association, as collateral agent (together with any successor collateral agent or assign and any co-collateral agents, in such capacity, the “Collateral Agent”), for the benefit of the Notes Secured Parties. Certain capitalized terms as used herein are defined in Article IX hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Indenture (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, CURO Group Holdings Corp., a Delaware corporation (the “Company”), the guarantors from time to time party thereto (the “Guarantors”), and the Collateral Agent and Trustee, have entered into an Indenture, dated as of May 15, 2023 (as amended, modified, restated and/or supplemented from time to time, the “Indenture”) for the benefit of each other and for the equal and ratable benefit of the Holders of the 7.500% Senior 1.5 Lien Secured Notes due 2028;

WHEREAS, pursuant to the Indenture, each Guarantor has jointly and severally guaranteed to the Notes Secured Parties the payment when due of all Indenture Obligations as described (and defined) therein;

WHEREAS, in order to induce (i) each Holder to hold the Notes and (ii) the Collateral Agent to act as trustee and as collateral agent, the Assignors have agreed to grant to the Collateral Agent a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, their respective Secured Obligations (as defined herein);

WHEREAS, the (i) First Priority Intercreditor Agreement governs the relative rights and priorities of the Notes Secured Parties and the First Lien Creditors (as defined therein) and (ii) Junior Intercreditor Agreement governs the relative rights and priorities of the Notes Secured Parties and the Second Lien Creditors (as defined therein) (clauses (i) and (ii) being collectively referred to as the “Intercreditor Agreement”), in each case, in respect of all of the Collateral; and

WHEREAS, the Assignors will obtain benefits from the issuance of the Notes under the Indenture and, accordingly, the Assignors desire to grant a security interest in the Collateral to the Collateral Agent for its benefit and for the benefit of the Notes Secured Parties under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Notes Secured Parties and hereby covenants and agrees with the Collateral Agent for the benefit of the Notes Secured Parties as follows:

Article I

SECURITY INTERESTS

1.1            Grant of Security Interests. (a) As security for the prompt and complete payment and performance when due of all of its Secured Obligations, each Assignor does hereby assign and pledge to the Collateral Agent, and does hereby grant to the Collateral Agent, for the benefit of the Notes Secured Parties, a continuing security interest in and a continuing lien on all of the right, title and interest of such Assignor in, to and under all of the following assets, property and fixtures (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired, wherever located:

(i)            each and every Account;

(ii)           all cash and Cash Equivalents;

(iii)          the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;

(iv)          all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(v)            all Commercial Tort Claims;

(vi)          all Software, Domain Names, Trade Secrets, Intellectual Property Rights and all other intellectual property owned by an Assignor, including, without limitation, industrial designs and mask works; together with all causes of action arising prior to or after the date hereof for infringement or other violation of any of the forgoing;

(vii)          all Contracts, together with all Contract Rights arising thereunder;

(viii)        all Copyrights, together with all causes of action arising prior to or after the date hereof for infringement or other violation of any of such Copyrights;

(ix)           (A) all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts, (B) all Securities Accounts and (C) all Commodity Accounts, in each case maintained by such Assignor with any Person and all monies, securities, Instruments, other investments or other property or assets deposited or required to be deposited in any of the foregoing;

(x)            all Documents;

(xi)           all Equipment;

(xii)         all Fixtures;

(xiii)        all General Intangibles;

(xiv)         all Goods;

(xv)         all Instruments;

(xvi)        all Inventory;

(xvii)       all Investment Property;

(xviii)      all Letters of Credit and Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);

(xix)        all Marks, together with the registrations and right to all renewals thereof, the goodwill of the business of such Assignor symbolized by the Marks and all causes of action arising prior to or after the date hereof for infringement or other violation of any of the Marks;

(xx)         all Patents, together with all causes of action arising prior to or after the date hereof for infringement or other violations of any of the Patents;

(xxi)         all Permits;

(xxii)        all Software and all Software licensing rights, including, as applicable, all writings, plans, specifications and schematics, engineering drawings, customer lists and other computer materials and records;

(xxiii)       all books and records of any kind pertaining to any of the foregoing;

(xxiv)       all Supporting Obligations;

(xxv)       all other tangible and intangible personal property of whatever nature whether or not covered by Article 9 of the UCC; and

(xxvi)      all Proceeds and products of any and all of the foregoing, all collateral security and guarantees given by any person with respect to any of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Assignors from time to time with respect to any of the foregoing

(all of the above, the “Collateral”).

(b)            The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Assignor may acquire, or with respect to which any Assignor may obtain rights, at any time during the term of this Agreement. Notwithstanding anything to the contrary contained herein, the term “Collateral” shall not include, and the security interest granted under this Agreement shall not attach to any Excluded Asset; provided that immediately upon the ineffectiveness, lapse or termination of any restriction or condition covering, or resulting in, any asset or other property of an Assignor constituting Excluded Assets, the Collateral shall (in the absence of any other applicable limitation) include, and such Assignor shall be deemed to have granted a security interest in, such Assignor’s right, title and interest in and to such asset or other property and such asset or other property shall no longer constitute Excluded Assets.

Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement at any time the Intercreditor Agreement is in effect. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control at any time the Intercreditor Agreement is in effect. In the event of any conflict or inconsistency between the provisions of the Indenture and this Agreement relating to the duties of the Collateral Agent the provisions of the Indenture shall govern and control.

1.2            Power of Attorney. Each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power exercisable solely after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound, recover, compromise and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which is or may be reasonably necessary to protect the interests of the Notes Secured Parties, which appointment as attorney is coupled with an interest. The Collateral Agent and the other Notes Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Assignor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.

Article II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

2.1            Necessary Filings. Subject to Section 5.27 of the Indenture, all filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Collateral Agent hereby in respect of the Collateral have been (or, within 60 days after the date hereof (as such date may be extended in accordance with Section 3.9 hereof), in the case of Deposit Accounts, Securities Accounts and Commodity Accounts, will be) accomplished and the security interest granted to the Collateral Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the date hereof in the State of New York), by filing a financing statement under the Uniform Commercial Code as enacted in any relevant jurisdiction or by a filing of a Grant of Security Interest in the respective form attached hereto in the United States Patent and Trademark Office or in the United States Copyright Office.

2.2            Rights in Collateral; No Liens. Such Assignor has the full power, authority and legal right to pledge all of the Collateral pledged by such Assignor pursuant to this Agreement and such Assignor is, and as to all Collateral acquired by it from time to time after the date hereof such Assignor will be, the owner of, or has rights in, all Collateral free from any Lien or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

2.3            Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) on file or of record in any relevant jurisdiction covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.

2.4            Chief Executive Office; Principal Place of Business. The chief executive office and principal place of business of such Assignor is, on the date of this Agreement, located at the address indicated on Annex A hereto for such Assignor. During the period of the four calendar months preceding the date of this Agreement, neither the chief executive office nor the principal place of business of such Assignor has been located at any address other than that indicated on Annex A in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Annex A hereto for such Assignor.

2.5            Location of Inventory, Equipment and Other Collateral. All Inventory and Equipment held on the date hereof by each Assignor is located at one of the locations shown on Annex B hereto for such Assignor. Each other location where any Assignor maintains any books or records, owns any assets, stores any Collateral or otherwise conducts any business as of the date hereof is also set forth on Annex B.

2.6            Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Federal Employer Identification Number; Changes Thereto; etc.. As of the date hereof, the exact legal name of each Assignor, the type of organization of such Assignor, whether or not such Assignor is a Registered Organization, the jurisdiction of organization of such Assignor, the Location of such Assignor and the federal employer identification number of such Assignor (if any), is listed on Annex C hereto for such Assignor. Such Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its jurisdiction of organization, its Location or its federal employer identification number (if any) from that listed on Annex C hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Indenture Documents and so long as same do not involve (x) a Registered Organization ceasing to constitute the same or (y) such Assignor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 5 Business Days’ prior written notice (or such shorter period as may be acceptable to the Collateral Agent in its sole discretion) of each change to the information listed on Annex C (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex C which shall correct all information contained therein for such Assignor, and (ii) in connection with each change or changes, it shall have taken all action reasonably necessary to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, such Assignor shall take all actions reasonably necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

2.7            Trade Names; Etc.. Such Assignor has or operates in any jurisdiction under, or in the preceding five years has had or has operated in any jurisdiction under, no legal names, trade names, fictitious names or other names except its legal name as specified in Annex C and such other trade or fictitious names as are listed on Annex D hereto for such Assignor. Such Assignor shall not assume or operate in any jurisdiction under any new trade, fictitious or other name that would make any financing statement, or continuation statement filed in connection therewith, seriously misleading within the meaning of Sections 9-506 or 9-507 (or analogous provision) of the UCC until (i) it shall have given to the Collateral Agent not less than 5 Business Days’ written notice (or such shorter period as may be acceptable to the Collateral Agent in its sole discretion) of its intention to do so, clearly describing such new name and the jurisdictions in which such new name will be used and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new name, it shall have taken all actions reasonably necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.

2.8            Certain Significant Transactions. During the five year period preceding the date of this Agreement, no Person has merged, amalgamated or consolidated with or into any Assignor, and no Person has liquidated into, or transferred all or substantially all of its assets to, any Assignor, in each case except as described in Annex E hereto.

2.9            Non-UCC Property. The aggregate Fair Market Value of all property of the Assignors of the types described in clauses (1), (2) and (3) of Section 9-311(a) of the UCC and constituting Collateral (other than any Excluded Asset) does not exceed $1,000,000. If the aggregate Fair Market Value of all such property at any time owned by all Assignors and constituting Collateral (other than any Excluded Asset) exceeds $1,000,000, the Assignors shall provide prompt written notice thereof to the Collateral Agent and the Assignors shall promptly (and in any event within 30 days after acquiring knowledge thereof, unless the Collateral Agent shall extend such period in its sole discretion) take such actions (at their own cost and expense) as may be required under the respective United States, State or other laws referenced in Section 9-311(a) of the UCC to perfect the security interests granted herein in any Collateral (other than any Excluded Asset) where the filing of a financing statement does not perfect the security interest in such property in accordance with the provisions of Section 9-311(a) of the UCC.

2.10            Real Property. As of the date hereof, Annex R contains a true, accurate and complete list of each real property owned by each of the Assignors in fee simple that has a Fair Market Value in excess of $2,500,000.

2.11            Collateral in the Possession of a Bailee. If any Inventory or other Goods are at any time in the possession of a bailee (other than with respect to Inventory, Equipment or Goods, in each case in transit or out for repair or servicing in the ordinary course of business), such Assignor shall promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, shall use its commercially reasonable efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of such Assignor. The Collateral Agent agrees with such Assignor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the respective Assignor with respect to any such bailee.

2.12            As-Extracted Collateral; Timber-to-be-Cut. On the date hereof, such Assignor does not own, or expect to acquire, any property which constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut. If at any time after the date of this Agreement such Assignor owns, acquires or obtains rights to any As-Extracted Collateral or Timber-to-be-Cut, such Assignor shall furnish the Collateral Agent with prompt written notice thereof (which notice shall describe in reasonable detail the As-Extracted Collateral and/or Timber-to-be-Cut and the locations thereof) and shall take all actions reasonably necessary to perfect the security interest of the Collateral Agent therein.

2.13            Recourse. This Agreement is made with full recourse to each Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the Indenture Documents and otherwise in writing in connection herewith or therewith.

Article III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS;
INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1            Additional Representations and Warranties. As of the time when each of its Accounts arises, each Assignor shall be deemed to have represented and warranted that each such Account, and all of Assignor’s records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Assignor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale, lease, assignment or other disposition and delivery of the property listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will, to the knowledge of such Assignor, evidence true and valid obligations, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles of general applicability and (iv) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

3.2            Maintenance of Records. Each Assignor will keep and maintain, at its own cost and expense, complete, accurate and proper books and records, in all material respects, of the Collateral, including, but not limited to, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Assignor will make the same available on such Assignor’s premises to the Collateral Agent for inspection, at such Assignor’s own cost and expense, at any and all reasonable times, but not more than two (2) such inspections per calendar year (except upon the occurrence and during the continuance of an Event of Default), upon prior notice to such Assignor. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Assignor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Assignor), as well as such reports relating thereto as the Collateral Agent may reasonably request. Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so directs, such Assignor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Assignor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

3.3            Direction to Account Debtors; Contracting Parties; etc.. Upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent so directs any Assignor, such Assignor agrees (x) to instruct all obligors with respect to the Accounts and Contracts to make all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, but has no obligation to, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor. Without notice to or assent by any Assignor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Secured Obligations in the manner provided in Section 7.4 of this Agreement. Any costs and expenses of collection (including attorneys’ fees) incurred by an Assignor shall be borne solely by such Assignor. Any reasonable and documented costs and expenses of collection (including reasonable and documented out-of-pocket attorneys’ fees) incurred by the Collateral Agent shall be borne solely by the relevant Assignor. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the relevant Assignor, provided that (x) the failure by the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 7.01(i) or (j) of the Indenture has occurred and is continuing.

3.4            Modification of Terms; etc.. Except in accordance with such Assignor’s ordinary course of business or as is consistent with reasonable business judgment or as permitted by Section 3.5 hereof, no Assignor shall rescind or cancel any indebtedness evidenced by any Account or under any Contract, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract, or interest therein. No Assignor will do anything to impair the rights of the Collateral Agent in the Accounts or Contracts.

3.5            Collection. Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with reasonable business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with reasonable business judgment. Any costs and expenses of collection (including attorneys’ fees) incurred by an Assignor shall be borne solely by such Assignor. Any reasonable and documented costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) of collection incurred by the Collateral Agent shall be borne solely by the relevant Assignor.

Instruments. No Assignor owns, as of the date hereof, any Instrument (other than (x) checks and other payment instruments received and collected in the ordinary course of business and (y) any Instrument subject to pledge pursuant to the Pledge Agreement) with a stated amount or Fair Market Value in excess of $250,000 except as set forth on Annex Q. If any Assignor owns or acquires any Instrument in excess of $250,000 constituting Collateral (other than (x) checks and other payment instruments received and collected in the ordinary course of business and (y) any Instrument subject to pledge pursuant to the Pledge Agreement), such Assignor will within 30 days thereafter (or such longer period as may be acceptable to the Collateral Agent in its sole discretion) notify the Collateral Agent thereof in writing, and upon request by the Collateral Agent will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

3.6            Assignors Remain Liable Under Accounts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Collateral Agent nor any other Notes Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Notes Secured Party of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Notes Secured Party be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.7            Assignors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Notes Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Notes Secured Party of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Notes Secured Party be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.8            Deposit Accounts; Etc.. (a)  No Assignor maintains, or at any time after the date of this Agreement shall establish or maintain, any Deposit Account, Securities Account or Commodity Account, except for such accounts maintained with a bank (as defined in Section 9-102 of the UCC) whose jurisdiction (determined in accordance with Section 9-304 of the UCC) is within a State of the United States. Annex F hereto accurately sets forth, as of the date of this Agreement, for each Assignor, each Deposit Account, Securities Account and Commodity Account maintained by such Assignor (including a description thereof and the respective account number), the name of the respective bank with which such Deposit Account, Securities Account or Commodity Account is maintained, and the jurisdiction of the respective bank with respect to such Deposit Account, Securities Account or Commodity Account. For each Deposit Account, Securities Account or Commodity Account (other than any Excluded Account), the respective Assignor shall cause the bank with which such Deposit Account, Securities Account or Commodity Account is maintained to execute and deliver to the Collateral Agent, within 60 days after the date of this Agreement (as such date may be extended by the Collateral Agent acting on the instructions of the requisite holders of the Notes) or, if later, at the time of the establishment of the respective Deposit Account, Securities Account or Commodity Account, a “control agreement” in form and substance reasonably satisfactory to the Collateral Agent. If any bank with which a Deposit Account, Securities Account or Commodity Account (other than an Excluded Account) is maintained refuses to, or does not, enter into such a “control agreement”, then the respective Assignor shall promptly (and in any event within 60 days after the date of this Agreement (as such date may be extended by the Collateral Agent acting on the instructions of the requisite holders of the Notes) or, if later, the time of establishment of such account), close the respective Deposit Account, Securities Account or Commodity Account and transfer all balances therein to the Cash Collateral Account or Deposit Account, Securities Account or Commodity Account meeting the requirements of this Section 3.9. If any bank with which a Deposit Account, Securities Account or Commodity Account (other than an Excluded Account) is maintained refuses to subordinate its claims with respect to such Deposit Account, Securities Account or Commodity Account to the Collateral Agent’s security interest therein on terms reasonably satisfactory to the Collateral Agent, then the Collateral Agent may (x) require that the respective Assignor terminate such Deposit Account, Securities Account or Commodity Account and transfer all balances therein to the Cash Collateral Account or another Deposit Account, Securities Account or Commodity Account in accordance with the immediately preceding sentence or (y) agree to a “control agreement” without such subordination.

(b)            After the date of this Agreement, no Assignor shall establish any new Deposit Account, Securities Account or Commodity Account, except for (x) Deposit Accounts, Securities Accounts or Commodity Accounts that are established and maintained with banks and meeting the requirements of Section 3.9(a) and (y) Excluded Accounts. At the time any such Deposit Account, Securities Account or Commodity Account (other than an Excluded Account) is established, the appropriate “control agreement” shall be entered into in accordance with the requirements of preceding clause (a) and the respective Assignor shall, upon request by the Collateral Agent, furnish to the Collateral Agent a supplement to Annex F hereto containing the relevant information with respect to the respective Deposit Account, Securities Account or Commodity Account and the bank with which same is established.

(c)            Notwithstanding anything to the contrary herein, no Assignor shall be required to take any action to cause the Collateral Agent to obtain control (“Control”) in accordance with Section 9-104 or 9-106(c), as the case may be, of the UCC with respect to any Excluded Account; provided, that if such Assignor shall cause the Collateral Agent to have Control over any such Deposit Account, Securities Account or Commodity Account, such Assignor will ensure that the security interest granted by it in favor of the Collateral Agent hereunder to secure the Secured Obligations is also perfected by Control as contemplated by Section 4.7 of the Intercreditor Agreement.

3.9            Letter-of-Credit Rights. As of the date hereof, no Assignor is a beneficiary under a Letter of Credit with a stated amount of $250,000 or more or Letters of Credit in an aggregate stated amount of $1,000,000 or more, except as set forth on Annex P. If any Assignor is at any time a beneficiary under a Letter of Credit with a stated amount of $250,000 or more or an aggregate stated amount of $1,000,000 or more, such Assignor shall promptly notify the Collateral Agent thereof and such Assignor shall, pursuant to an agreement, use its commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default.

3.10            Commercial Tort Claims. All Commercial Tort Claims of each Assignor asserted in a judicial proceeding in existence on the date of this Agreement are described in Annex H hereto. If any Assignor shall at any time after the date of this Agreement acquire a Commercial Tort Claim asserted in a judicial proceeding in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $250,000 or more, such Assignor shall promptly notify the Collateral Agent thereof in a writing signed by such Assignor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

3.11            Chattel Paper. As of the date hereof, Annex Q is a true and correct list of all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper) held by each Assignor, having a value or face amount of $250,000 or more or an aggregate value or face amount in excess of $1,000,000. Upon the reasonable request of the Collateral Agent made at any time or from time to time, each Assignor shall promptly furnish to the Collateral Agent a list of all Electronic Chattel Paper held or owned by such Assignor. Furthermore, each Assignor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all Electronic Chattel Paper with a value or face amount of $500,000 or more or an aggregate value or face amount in excess of $1,000,000 in accordance with the requirements of Section 9-105 of the UCC. Each Assignor will promptly (and in any event within 30 days (or such longer period as may be acceptable to the Collateral Agent acting on the instructions of the requisite holders of the Notes)) following any reasonable request by the Collateral Agent, deliver all of its Tangible Chattel Paper to the Collateral Agent.

3.12            Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be reasonably necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Collateral Agent may reasonably require, to the extent otherwise required herein, and not otherwise inconsistent with the provisions of Section 1.1(b).

3.13            Insurance. As of the date hereof, Annex S is a true and correct description of all insurance policies of the Assignors (which Annex S sets forth, with respect to each policy, the Assignors covered, the amount of coverage, the date of expiry, the type of coverage and the insurance provider). Subject to the terms of the Intercreditor Agreement, each Assignor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Assignor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Assignor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Assignor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Collateral Documents or any Indenture Document or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Assignors hereunder or any Event of Default, in its sole discretion, subject to the terms of the Intercreditor Agreement, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 3.14, including documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Assignors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

Article IV

SPECIAL PROVISIONS CONCERNING TRADEMARKS

4.1            Additional Representations and Warranties. Each Assignor represents and warrants that it is the true and lawful owner of or otherwise has the right to use the registered Marks listed in Annex I hereto for such Assignor and that said listed Marks include all United States trademarks, service marks, trade dress or trade names, registrations and applications for United States marks registered in the United States Patent and Trademark Office as of the date hereof. Each Assignor represents and warrants that it owns, is licensed to use or otherwise has the right to use, all material trademarks, service marks, trade dress or trade names and all Internet domain names and associated URL addresses that it uses. Each Assignor further warrants that it has no knowledge of any third party claim received by it that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any trademark, service mark or trade name of any other Person other than as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Assignor represents and warrants that it is the true and lawful owner of or otherwise has the right to use all U.S. trademark registrations and applications listed in Annex I hereto and that said registrations are valid, subsisting, have not been canceled and that such Assignor is not aware of any third-party claim that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said registrations is invalid or unenforceable, and is not aware that there is any reason that any of said applications will not mature into registrations, other than as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office or applicable Domain Name registrar in order to effect an absolute assignment of all right, title and interest in each Mark and/or Domain Name, and record the same.

4.2            Licenses and Assignments. Except as otherwise permitted by the Indenture Documents, each Assignor hereby agrees not to divest itself of any right under any Mark.

4.3            Infringements. Each Assignor agrees, promptly upon learning thereof, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any party who such Assignor believes is, or may be, infringing or diluting or otherwise violating any of such Assignor’s rights in and to any Mark in any manner that could reasonably be expected to have a Material Adverse Effect, or with respect to any party claiming that such Assignor’s use of any Mark material to such Assignor’s business violates in any material respect any property right of that party. Each Assignor further agrees to prosecute diligently in accordance with reasonable business practices any Person infringing any Mark or any trademarks, service marks, trade dress and trade names exclusively licensed by such Assignor in any manner that could reasonably be expected to have a Material Adverse Effect.

4.4            Preservation of Marks. Each Assignor agrees to use the Marks owned or any trademarks, service marks, trade dress and trade names exclusively licensed by such Assignor which are material to such Assignor’s business in interstate commerce during the time in which this Agreement is in effect and to take all such other actions as are reasonably necessary to preserve such Marks as trademarks or service marks under the laws of the United States (other than any such Marks which are no longer used or useful in its business or operations).

4.5            Maintenance of Registration. Each Assignor shall, at its own expense, diligently process all documents reasonably required to maintain all Mark registrations and/or Domain Names owned by such Assignor, including but not limited to affidavits of use and applications for renewals of registration in the United States Patent and Trademark Office for all of its material registered Marks, and shall pay all fees and disbursements in connection therewith and shall not abandon any such filing of affidavit of use or any such application of renewal prior to the exhaustion of all administrative and judicial remedies (other than with respect to registrations and applications deemed by such Assignor in its reasonable business judgment to be no longer prudent to pursue).

4.6            Future Registered Marks. If any Mark registration is issued hereafter to any Assignor as a result of any application now or hereafter pending before the United States Patent and Trademark Office, any Assignor hereafter applies for any Mark with the United States Patent and Trademark Office or any Assignor acquires any United States Mark registration or application, within 30 days after such occurrence (or such longer period as may be acceptable to the Collateral Agent acting on the instructions of the requisite holders of the Notes), such Assignor shall deliver to the Collateral Agent a copy of such registration certificate or similar indicia of ownership, and a grant of a security interest in such Mark registration or Mark application, to the Collateral Agent and at the expense of such Assignor, confirming the grant of a security interest in such Mark registration or Mark application to the Collateral Agent hereunder, the form of such security to be substantially in the form of Annex L hereto or in such other form as may be reasonably satisfactory to the Collateral Agent.

4.7            Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (i) declare the entire right, title and interest of such Assignor in and to each of the Marks and Domain Names, together with all trademark rights and rights of protection to the same, vested in the Collateral Agent for the benefit of the Notes Secured Parties, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Notes Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 4.1 hereof to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Marks or Domain Names and the goodwill of such Assignor’s business symbolized by the Marks or Domain Names and the right to carry on the business and use the assets of such Assignor in connection with which the Marks or Domain Names have been used; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from using the Marks or Domain Names in any manner whatsoever, directly or indirectly, and such Assignor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of the Marks or Domain Names and registrations and any pending trademark applications in the United States Patent and Trademark Office or applicable Domain Name registrar to the Collateral Agent.

Article V

SPECIAL PROVISIONS CONCERNING PATENTS, COPYRIGHTS AND TRADE SECRETS

5.1            Additional Representations and Warranties. Each Assignor represents and warrants that it is the true and lawful owner of all rights in (i) all Trade Secrets, (ii) the Patents listed in Annex J hereto for such Assignor and that said Patents include all the United States patents and applications for United States patents that such Assignor owns as of the date hereof and (iii) the Copyrights listed in Annex K hereto for such Assignor and that said Copyrights include all the United States copyrights registered with the United States Copyright Office and applications to United States copyrights that such Assignor owns as of the date hereof. Each Assignor further warrants that it has no knowledge of any third party claim that any aspect of such Assignor’s present or contemplated business operations infringes or will infringe any patent of any other Person or such Assignor has misappropriated any Trade Secret or proprietary information which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, upon the occurrence and during the continuance of any Event of Default, any document which may be required by the United States Patent and Trademark Office or the United States Copyright Office in order to effect an absolute assignment of all right, title and interest in each Patent or Copyright, and to record the same.

5.2            Licenses and Assignments. Except as otherwise permitted by the Indenture Documents, each Assignor hereby agrees not to divest itself of any right under any Patent or Copyright.

5.3            Infringements. Each Assignor agrees, promptly upon learning thereof, to furnish the Collateral Agent in writing with all pertinent information available to such Assignor with respect to any infringement, contributing infringement or active inducement to infringe or other violation of such Assignor’s rights in any Patent or Copyright or to any claim that the practice of any Patent or use of any Copyright violates any property right of a third party, or with respect to any misappropriation of any Trade Secret or any claim that practice of any Trade Secret Right violates any property right of a third party, in each case, in any manner which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Assignor further agrees, to diligently prosecute, in accordance with its reasonable business judgment, any Person infringing any Patent or Copyright owned or any patent or copyright exclusively licensed by such Assignor or any Person misappropriating any Trade Secret, in each case to the extent that such infringement or misappropriation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.4            Maintenance of Patents or Copyrights. At its own expense, each Assignor shall make timely payment of all post-issuance fees required to maintain in force its rights under each Patent or Copyright owned by such Assignor (other than any such Patents or Copyrights which are no longer used or are deemed by such Assignor in its reasonable business judgment to no longer be useful in its business or operations).

5.5            Prosecution of Patent or Copyright Applications. At its own expense, each Assignor shall diligently prosecute all material applications owned by such Assignor for (i) United States Patents listed in Annex J hereto and (ii) Copyrights listed on Annex K hereto, in each case for such Assignor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies (other than applications that are deemed by such Assignor in its reasonable business judgment to no longer be necessary in the conduct of the Assignor’s business).

5.6            Other Patents and Copyrights. Within 30 days after the acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or of filing of an application for a United States Patent or Copyright, the relevant Assignor shall deliver to the Collateral Agent a copy of said Copyright or Patent, or certificate or registration of, or application therefor, as the case may be, with a grant of a security interest as to such Patent or Copyright, as the case may be, to the Collateral Agent and at the sole expense of such Assignor, confirming the grant of a security interest, the form of such grant of a security interest to be substantially in the form of Annex M or N hereto, as appropriate.

5.7            Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may, by written notice to the relevant Assignor, take any or all of the following actions: (i) declare the entire right, title, and interest of such Assignor in each of the Patents and Copyrights vested in the Collateral Agent for the benefit of the Notes Secured Parties, in which event such right, title, and interest shall immediately vest in the Collateral Agent for the benefit of the Notes Secured Parties, in which case the Collateral Agent shall be entitled to exercise the power of attorney referred to in Section 5.1 hereof to execute, cause to be acknowledged and notarized and to record said absolute assignment with the applicable agency; (ii) take and practice or sell the Patents and Copyrights; and (iii) direct such Assignor to refrain, in which event such Assignor shall refrain, from practicing the Patents and using the Copyrights directly or indirectly, and such Assignor shall execute such further documents as the Collateral Agent may reasonably request further to confirm this and, to the extent permitted by applicable law, to transfer ownership of the Patents and Copyrights to the Collateral Agent for the benefit of the Notes Secured Parties.

Article VI

PROVISIONS CONCERNING ALL COLLATERAL

6.1            Protection of Collateral Agent’s Security. Except as otherwise permitted by the Indenture Documents, each Assignor will do nothing to impair the rights of the Collateral Agent in the Collateral. Each Assignor will at all times maintain insurance, at such Assignor’s own expense to the extent and in the manner provided in the Indenture Documents. Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Indenture Documents, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Notes Secured Parties, apply such proceeds in accordance with Section 7.4 hereof. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Secured Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

6.2            Warehouse Receipts Non-Negotiable. To the extent practicable, each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

6.3            Additional Information. Each Assignor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 Business Days after its receipt of the respective request (or such longer period as may be acceptable to the Collateral Agent in its sole discretion)) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been reasonably requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be reasonably requested by the Collateral Agent. Without limiting the forgoing, each Assignor agrees that it shall promptly (and in any event within 10 Business Days after its receipt of the respective request (or such longer period as may be acceptable to the Collateral Agent acting on the instructions of the requisite holders of the Notes)) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent; provided, however, that the Collateral Agent shall have no duty to so request unless directed to do so by the requisite holders of the Notes in accordance with the Indenture. Each Assignor agrees that it shall, concurrently with the delivery of annual financial statements pursuant to Section 5.03(1) of the Indenture, furnish to the Collateral Agent, to the extent there are any changes to such Annexes, updated Annexes A through F, inclusive, H through K, inclusive, and P through S, inclusive, hereto and be deemed to have made each representation or warranty set forth herein referencing such Annexes as of the date of delivery thereof (rather than the date of this Agreement).

6.4            Further Actions. Each Assignor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which are or may be necessary to perfect, preserve or protect its security interest in the Collateral to the extent otherwise required herein and not otherwise inconsistent with the provisions of Section 1.1(b); provided, however, that the Collateral Agent shall have no duty to so request unless directed to do so by the requisite holders of the Notes in accordance with the Indenture.

6.5            Financing Statements. Each Assignor agrees to execute (where applicable) and deliver to the Collateral Agent such financing statements, continuation statements or amendments thereof (under the UCC or otherwise) as the Collateral Agent may from time to time reasonably request or as are reasonably necessary to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Assignor hereby authorizes the Collateral Agent to file any such financing statements, continuation statements or amendments (under the UCC or otherwise) without the signature of such Assignor where permitted by law (and such authorization includes describing the Collateral as “all assets” of such Assignor); provided, however, that the Collateral Agent shall have no liability or responsibility to make any such filings unless directed to do so by the requisite holders of the Notes in accordance with the Indenture or as the Collateral Agent may otherwise determine.

Article VII

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

7.1            Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that, subject to the Indenture, if any Event of Default shall have occurred and be continuing then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:

(i)            personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

(ii)            instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;

(iii)            instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities, Instruments, other investments and other property or assets held by such depositary bank to the Cash Collateral Account;

(iv)          sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.2 hereof, or direct such Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v)           take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:

(x)            forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y)            store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2 hereof; and

(z)            while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi)          license or sublicense, whether on an exclusive or nonexclusive basis, any Marks, Domain Names, Patents or Copyrights or Intellectual Property Rights included in the Collateral for such term and on such conditions and in such manner as the Collateral Agent shall determine;

(vii)        apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 7.4; and

(viii)        take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

it being understood that each Assignor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. By accepting the benefits of this Agreement and each other Collateral Document, the Notes Secured Parties expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Collateral Agent and that no other Notes Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Notes Secured Parties upon the terms of this Agreement, the Indenture and the other Indenture Documents.

7.2            Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing then any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as are commercially reasonable and the Assignors hereby acknowledge and agree that any sale or disposition hereunder or in connection herewith shall constitute a commercially reasonable sale or disposition. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor and the Collateral Agent shall have no liability or responsibility for the value received for any Collateral sold or disposed of, regardless of the fair market value of such Collateral prior to such sale or disposition. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other requirements of applicable law as may apply to the respective disposition. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Secured Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 7.2 without accountability to the relevant Assignor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be required by such applicable law. Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor’s expense.

7.3            Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law:

(i)            all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii)           all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and

(iii)           all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

7.4            Application of Proceeds. (a)  Subject to the terms of the Intercreditor Agreement, all monies and other property and assets collected or received by the Collateral Agent or any other Notes Secured Party upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other monies and other property and assets collected or received by the Collateral Agent hereunder or upon any distribution of (or on account of) Collateral (whether or not characterized as such) in connection with any case, proceeding or other action of the type described in Section 7.01(i) or (j) of the Indenture, shall be applied (1) first, to any amounts owed to the Collateral Agent and the Trustee hereunder or in connection with the transactions contemplated by the Indenture and (2) second, to the holders of the Secured Obligations that are then due, on a pro rata basis.

(b)            It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

(c)            If any Notes Secured Party collects or receives any distribution to which it is not entitled under Section 7.4(a) hereof, such Notes Secured Party shall hold the same in trust for the Notes Secured Parties and shall forthwith deliver the same to the Trustee or the Collateral Agent, for the account of the Notes Secured Parties, to be applied in accordance with Section 7.4(a) hereof.

7.5            Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Indenture Documents or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Secured Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

7.6            Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Secured Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

Article VIII

INDEMNITY

8.1            Indemnity. Section 13.11 of the Indenture (Compensation and Indemnity) is hereby incorporated by reference as if fully set forth herein mutatis mutandis.

8.2            Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Collateral Agent or any co-collateral agent as to which such Collateral Agent or co-collateral agent has the right to reimbursement shall constitute Secured Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article VIII shall continue in full force and effect notwithstanding the full payment of all of the other Secured Obligations and notwithstanding the full payment of all the Notes issued pursuant to the Indenture and the payment of all other Secured Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date and any such indemnity claim shall constitute a Secured Obligation.

Article IX

DEFINITIONS

The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Assignor” shall have the meaning provided in the first paragraph of this Agreement.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account established following the occurrence of an Event of Default and maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Notes Secured Parties.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Commercial Tort Claim” shall mean any “commercial tort claim” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Commodity Account” shall mean any “commodity account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Contract Rights” shall mean all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreements, Other Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements and any agreement pursuant to which Assignor licenses or is otherwise granted any right, title or interest in any Intellectual Property Rights, or Software or other intangible property).

“Copyrights” shall mean any United States or foreign copyrights now or hereafter owned by any Assignor, including any registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by any Assignor.

“Default” shall mean a “Default” or similar term as such defined in the Indenture, so long as such agreement is in effect.

“Deposit Account” shall mean any “deposit account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Distribution” shall have the meaning provided in Section 7.4(a) of this Agreement.

“Documents” shall mean any “document” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Domain Names” shall mean all Internet domain names and associated URL addresses now or hereafter owned by any Assignor.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” shall mean an “Event of Default” or similar term as such term is defined in the Indenture, so long as any such agreement is in effect.

“Excluded Accounts” shall mean (i) any Deposit Account, Securities Account or Commodity Account, that when taken together with all of the other Deposit Accounts, Securities Accounts and Commodity Accounts not subject to “control agreements” in favor of the Collateral Agent, has not had a closing balance on any day since the date of this Agreement that exceeds $500,000, (ii) any zero balance account, (iii) any bona fide trust account, escrow account or fiduciary account (in each case, for the benefit of a third party) or security deposits established pursuant to statutory obligations and escrow accounts established pursuant to contractual obligations to third parties for casualty payments and insurance proceeds, in each case in the ordinary course of business, (iv) any Excluded Deposit Account and (vi) the accounts listed on Annex G.

“Excluded Deposit Accounts” shall mean any Deposit Account, Securities Account or Commodity Account that is an Excluded Asset described in clause (6) of the definition of the term “Excluded Assets” in the Indenture.

“First Lien Agent” shall have the meaning provided in the First Priority Intercreditor Agreement.

“First Lien Creditors” shall have the meaning provided in the First Priority Intercreditor Agreement.

“Fixtures” shall mean “fixtures” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“General Intangible” shall mean any “general intangible” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Instrument” shall mean any “instrument” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Intellectual Property Rights” means all rights anywhere in the world arising under or associated with the following: copyrights, Internet domain names and associated URL addresses, trademarks, service marks, trade dress and trade names, patents, trade secrets, confidential or proprietary information, and any other similar or equivalent intellectual property rights.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Assignor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Investment Property” shall mean “investment property” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Letter of Credit” shall mean “letter of credit” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Marks” shall mean all right, title and interest in and to any trademarks, service marks, trade dress and trade names now or hereafter owned by any Assignor, including any registration or application for registration of any trademarks and service marks, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks now or hereafter owned by any Assignor.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or operating results of Company and its Restricted Subsidiaries taken as a whole, or (ii) a material adverse effect (x) on the rights or remedies of the Collateral Agent hereunder or under any other Indenture Document, (y) on the ability of any Assignor to perform its obligations to the Collateral Agent hereunder or under any other Indenture Document or (z) the legality, validity, binding effect or enforceability of this Agreement or any of the other Indenture Documents.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Patents” shall mean any patent now or hereafter owned by an Assignor, and any divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter owned by any Assignor.

“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

“Secured Obligations” shall mean, collectively, the Indenture Obligations of the Company and each Assignor or Guarantor (including, without limitation, pursuant to the Guarantees thereof by each Guarantor).

“Securities Accounts” shall mean all “securities accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Assignor, or in which any Assignor has any rights, and, in any event, shall include, but shall not be limited to all of such Assignor’s rights in any Letter or Credit or Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall mean the date upon which (A) a Legal Defeasance or Covenant Defeasance shall have been consummated pursuant to Sections 9.02 or 9.03, respectively, of the Indenture or (B) the Indenture shall have been discharged pursuant to Article 4 thereof.

“Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Trade Secrets” shall mean all confidential or proprietary information owned by an Assignor in each case that is held as a trade secret and from which an Assignor derives independent economic value, including, without limitation, know-how, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, design, manufacturing, engineering, assembly, installation, use, operation, sales, servicing, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

Article X

MISCELLANEOUS

10.1        Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 12.01 of the Indenture, shall be effective as provided in such Section 12.01 of the Indenture. All notices and other communications shall be in writing and addressed as follows:

(a)           if to any Assignor, c/o:

CURO Group Holdings Corp.
200 W. Hubbard Street, 8th Floor
Chicago IL 60654
Attention: Chief Executive Officer
Email: [***]

(b)          if to the Collateral Agent, at:

U.S. Bank Trust Company, National Association, as Collateral Agent
100 Wall Street, Suite 600
New York, NY 1005

Attention: Administrator, CURO Group Holdings Corp.

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

10.2       Waiver; Amendment. Except as provided in Sections 10.8 and 10.12 hereof (or as provided in the other Collateral Documents), none of the terms and conditions of this Agreement or any other Collateral Document may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor directly affected thereby (it being understood that the addition or release of any Assignor hereunder shall not constitute a change, waiver, discharge or termination affecting any Assignor other than the Assignor so added or released) and the Collateral Agent (with the written consent of the requisite percentage of Holders in accordance with the Indenture).

10.3            Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Indenture Document; or (c) any amendment to or modification of any Indenture Document or any security for any of the Secured Obligations; whether or not such Assignor shall have notice or knowledge of any of the foregoing.

10.4            Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 10.8 hereof, (ii) be binding upon each Assignor, its successors and permitted assigns; provided, however, that no Assignor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (with the prior written consent of the requisite percentage of Holders in accordance with the Indenture) or as otherwise permitted by the Indenture Documents, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Notes Secured Parties and their respective successors, transferees and permitted assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Notes Secured Parties and shall survive the execution and delivery of this Agreement and the other Indenture Documents regardless of any investigation made by the Notes Secured Parties or on their behalf.

10.5            Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

10.6            GOVERNING LAW; WAIVER OF JURY TRIAL. Sections 12.07 and 12.15 of the Indenture are hereby incorporated by this reference, mutatis mutandis.

10.7            Assignor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that, prior to the Termination Date, each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.

10.8            Termination; Release. (a)  After the Termination Date, this Agreement shall automatically and irrevocably terminate (provided that all indemnities set forth herein including, without limitation, in Section 8.1 hereof, shall survive such termination) and the Collateral Agent, at the written request and expense of the respective Assignor, will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

(b)            The Liens securing the Collateral may be released from time to time in accordance with Article 13 of the Indenture. Furthermore, upon the release of any Guarantor from its Notes Guarantee in accordance with the provisions of the Indenture, such Assignor (and the Collateral at such time assigned by the respective Assignor pursuant hereto) shall be automatically and irrevocably released from this Agreement.

(c)            The Collateral Agent shall have no liability whatsoever to any other Notes Secured Party as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in the absence of gross negligence and willful misconduct believes to be in accordance with) this Section 10.8.

10.9            Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart hereof. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Collateral Agent.

10.10            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11            The Collateral Agent and the Other Secured Parties. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in the Indenture. The Collateral Agent shall act hereunder subject to the terms and conditions set forth herein and in the Indenture. The provisions of Article 13 of the Indenture shall inure to the benefit of the Collateral Agent, and shall be binding upon all Assignors and all Notes Secured Parties, in connection with this Agreement and the other Indenture Documents. Without limiting the generality of the foregoing, (i) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing and (ii) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Indenture Documents that the Collateral Agent may be required in writing to exercise by the requisite holders of the Notes. Notwithstanding anything to the contrary in this Agreement or otherwise, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, continuation, protection or maintenance of the security interests or Liens intended to be created by this Agreement (including the preparation, filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, enforceability, effectiveness or priority of this Agreement or the security interests or Liens intended to be created hereby.

10.12            Additional Assignors. It is understood and agreed that any Guarantor that desires to become an Assignor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Indenture or any other Indenture Document, shall become an Assignor hereunder by (x) executing a joinder agreement in the form of Annex O hereto and delivering same to the Collateral Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Collateral Agent, (y) delivering supplements to Annexes A through F, inclusive, H through K, inclusive, and P through S, inclusive, hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Assignor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken.

10.13            Intercreditor Agreement. Without limiting the generality of the final paragraph of Section 1.1(b): (a) the Liens granted hereunder in favor of the Collateral Agent for the benefit of the Notes Secured Parties in respect of the Collateral and the exercise of any right related thereto thereby shall be subject, in each case, to the terms of the Intercreditor Agreement; and (b) notwithstanding anything to the contrary herein, any provision hereof that requires (or any representation or warranty hereunder to the extent that it would have the effect of requiring) any Assignor to (i) deliver any Collateral to the Collateral Agent, or (ii) provide that the Collateral Agent have control over such Collateral (or, in the case of any representation or warranty hereunder, shall be deemed to be true) by (A) with respect to subclause (i) hereof, the delivery of such Collateral by such Assignor to the First Lien Agent for the benefit of the First Lien Creditors and the Notes Secured Parties pursuant to Section 4.7 of the First Priority Intercreditor Agreement, and (B) with respect to subclause (ii) hereof, providing that the First Lien Agent be provided with control with respect to such Collateral of such Assignor for the benefit of the secured parties under the First Priority Collateral Documents and the Notes Secured Parties pursuant to Section 4.7 of the First Priority Intercreditor Agreement.

[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CURO GROUP HOLDINGS CORP.,
as an Assignor

By:	/s/ Douglas D. Clark
Name:	Douglas D. Clark
Title:	Chief Executive Officer

CURO FINANCIAL TECHNOLOGIES CORP.
CURO INTERMEDIATE HOLDINGS CORP.
CURO MANAGEMENT LLC
SOUTHERNCO, INC.
FIRST HERITAGE CREDIT, LLC
FIRST HERITAGE CREDIT OF ALABAMA, LLC
FIRST HERITAGE CREDIT OF LOUISIANA, LLC
FIRST HERITAGE CREDIT OF MISSISSIPPI, LLC
FIRST HERITAGE CREDIT OF SOUTH CAROLINA, LLC
FIRST HERITAGE CREDIT OF TENNESSEE, LLC
each as an Assignor

By:	/s/ Douglas D. Clark
Name:	Douglas D. Clark
Title:	President

[Signature Page to Security Agreement]

CURO VENTURES, LLC
ATTAIN FINANCE, LLC
AD ASTRA RECOVERY SERVICES, INC.
CURO COLLATERAL SUB, LLC
CURO CREDIT, LLC
SOUTHERN FINANCE OF SOUTH CAROLINA, INC.
SOUTHERN FINANCE OF TENNESSEE, INC.
COVINGTON CREDIT, INC.
COVINGTON CREDIT OF GEORGIA, INC.
COVINGTON CREDIT OF ALABAMA, INC.
COVINGTON CREDIT OF TEXAS, INC.
HEIGHTS FINANCE HOLDING CO.
HEIGHTS FINANCE CORPORATION, an Illinois corporation
HEIGHTS FINANCE CORPORATION, a Tennessee corporation
QUICK CREDIT CORPORATION
each as an Assignor

By:	/s/ Gary L. Fulk
Name:	Gary L. Fulk
Title:	President

ENNOBLE FINANCE, LLC
as an Assignor

By: Curo Intermediate Holdings Corp.
Its: Sole Member

By:	/s/ Douglas D. Clark
Name:	Douglas D. Clark
Title:	President

[Signature Page to Security Agreement]

Accepted and Agreed to:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Christopher J. Grell
Name:	Christopher J. Grell
Title:	Vice President

[Signature Page to Security Agreement]